[Accesspoint Corporation Logo Appears Here]
Accesspoint Corporation



VIA FAX

November 13, 2000

Mr. John Dupont
927 Hilgard Ave
Los Angeles, CA 90024


Re: Engagement Proposal


Dear Mr. Dupont,

         The purpose of this letter is to confirm the engagement of John Dupont ("Consultant") by Accesspoint Corporation (the "Company") as a non-exclusive financial consultant and advisor to the Company. Consultant shall, during the entire term of this engagement, be construed to be an independent contractor and not an employee of the Company.


Section 1.        SERVICES TO BE RENDERED

         (a) Consultant shall assist the Company in reviewing and analyzing the Company's short term and long-term financing requirements and assisting in related strategy designed to provide the Company with capital. Consultant will also advise the Company in retaining an acceptable Investment Banking firm (should the Company so desire) for secondary or tertiary offerings, if any, and potential analyst coverage, as may be determined by the Company.

         (b) The Consultant may introduce the Company to potential investors, underwriters, joint venturers, lenders and/or guarantors (collectively Investors) to provide Financing (as defined below) for the Company on terms acceptable to the Company and the Investors.

         (c) Consultant agrees to devote such reasonable and sufficient time to the performance of its consulting duties under this engagement as Consultant determines in good faith to be reasonably necessary to fully and faithfully perform such duties.


Section 2.        TERM

         The term of the consulting and advisory services to be provided pursuant to Section 1(a) of this engagement shall be three (3) months commencing on November 13, 2000 and terminating on February 12, 2001. The term of the services to be provided pursuant to Section 1(b) of this engagement shall be one
(1) year commencing on November 13, 2000 and terminating on November 12, 2001.

                 38 Executive Park, Suite 350, Irvine, CA 92614
Corporate: 949-852-8526                                        FAX: 949-852-8527
                E-Mail: info@apc.net http://www.accesspoint.com

Section 3.        COMPENSATION

         (a) For financial consulting and advisory services provided by Consultant pursuant to Section 1(a) herein, Consultant agrees to accept payment in the form of fully paid, unregistered and non-assessable shares of common stock, par value $.001 per share (the "Shares"), of the Company equal to Forty Eight Thousand Seven Hundred Fifty Dollars ($48,750.00) calculated at a per share price of Three Dollars and 25/100 ($3.25) each for a total issuance of Fifteen Thousand (15,000) Shares. Consultant acknowledges and understands that the Shares will be subject to transfer and sale restrictions imposed pursuant to SEC Rule 144 of the Rules promulgated under the Securities Act of 1933 ("Act") and the regulations promulgated thereunder.

         (b) If Financing is consummated during the term of this engagement by any party referred to the Company directly by Consultant in which the Company shall have no obligation to pay any finders or other service fees to or for any third party consultants or Investment Banking services, exclusive of the Company's direct legal or financial consultant service fees, then the Company shall pay to Consultant a fee of Seven Percent (7%) of the amount financed. As part of the total compensation value of this Section 3(c) a portion of the above consulting compensation in Section 3(a), in the amount of $24,000.00 dollars, shall be applied towards the total compensation paid to Consultant for services under this section.

         (c) If Financing is consummated during the term of this engagement by any party referred to the Company by an Investment Banking or consulting firm previously directed to the Company by the Consultant under the terms of this engagement, the Consultant shall be entitled only to a fee of ten percent (10%) of the cash fee paid to the Investment Banking or consulting firm who referred the consummating party. Financing, as used herein, shall mean all amounts furnished to or for the use of the Company with Investors directed or introduced by, or through the efforts of, Investment Banking or consulting firms previously directed to the Company by the Consultant after the date of this engagement, whether by investment in equity or debt securities of the Company, loans, loan commitments, guarantees of indebtedness, sale and leaseback, joint ventures or licensing.

Example of potential fee equation for the above Section 3(c):
Financing                  Investment Banking Fee    Consultant Fee
$1,000,000    X 6%         = $60,000                 X 10% = $6,000


Section 4.        CONFIDENTIALITY

         (a) Consultant shall hold in confidence and not disclose to any person or party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Consultant has, or is given (or has had or been given), access as a result of this engagement and the relationship between the Company and Consultant without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.

         (b) It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, Consultants, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Consultant: (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed: or (c) is reasonably believed by Consultant, based upon

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

the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Consultant.


Section 5.        GENERAL PROVISIONS

         (a) This engagement letter constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreement, representations and understandings of the parties.

         (b) This agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to choice of law rules or the principals of conflict of laws. Venue for any action brought regarding the interpretation or enforcement of this engagement shall lie exclusively in Orange County, California.

Please confirm the foregoing is in accordance with your understandings and agreements with the Company by signing below.

                                         COMPANY

                                         Accesspoint Corporation
                                         A Nevada corporation


                                         By: /s/ TOM M. DJOKOVICH
                                         ---------------------------------------
                                         Tom M. Djokovich,
                                         as Chief Executive Officer


Accepted and agreed as of the date first written above;

CONSULTANT
Mr. John Dupont

By: /s/ JOHN DUPONT
----------------------------------
John Dupont,
as Consultant


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